UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2007
EDDIE BAUER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51676	42-1672352
(Commission File Number)	(IRS Employer Identification No.)
15010 NE 36TH STREET
REDMOND, WA 98052
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 755-6544
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
On November 13, 2006, Eddie Bauer Holdings, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Eddie B Holding Corp. (“Parent”) and Eddie B Integrated, Inc. (“Merger Sub”). Parent and Merger Sub are affiliates of Sun Capital Partners and Golden Gate Capital. Pursuant to the terms of the Merger Agreement, Merger Sub would have been merged with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company would have been converted into the right to receive $9.25 per share in cash.
The Merger was subject to a number of conditions contained in the Merger Agreement, including the adoption of the Merger Agreement by the Company’s stockholders. On February 8, 2007, a special meeting of the Company’s stockholders was held in order to vote upon a proposal to adopt the Merger Agreement. At the special meeting, an insufficient number of shares were voted in favor of adopting the Merger Agreement. A copy of the press release issued by the Company on February 8, 2007 concerning such vote is attached hereto as Exhibit 99.1 and incorporated herein by reference. At the special meeting, approximately 44% of the Company’s outstanding shares voted for the adoption of the Merger Agreement and approximately 37% of the Company’s outstanding shares voted against the adoption of the Merger Agreement. The proposal to adopt the Merger Agreement required the affirmative vote of a majority of the Company’s outstanding shares.
On February 8, 2007 the Company terminated the Merger Agreement. In accordance with the terms of the Merger Agreement, the Company is required to reimburse Parent its reasonable and documented out-of-pocket expenses, up to $5 million.
Item 9.01 — Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release dated February 8, 2007

SIGNATURES
     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EDDIE BAUER HOLDINGS, INC. (Registrant)
Dated: February 8, 2007	By:	/s/ Fabian Månsson
Fabian Månsson
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated February 8, 2007